Exhibit 4.5

December 19, 2013

To
Mikroman Madencilik Mining
Hisarardi Koyo
Yatagan Mugla
Turkey

Dear Murat, Serhat, Karabay,

Following our discussions, and in continuation with the Agreement entered between us on 2012 here is a summary of our agreement re supply during 2014.

     1.     Estimated Quantities and binding orders and supply
Caesarstone’s working plan for year 2014 is as follows:

Product		Quantity 2014
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*

The above is Caesarstone’s working plan with a non-binding purchases projection from Mikroman for year 2014 (the “Estimated Quantities”) for the abovementioned products (the “Products”). Caesarstone’s actual orders may significantly differ from the Estimated Quantities. As always, Caesarstone will deliver to Mikroman a binding Purchase Order on a monthly basis, and Mikroman shall supply to Caesarstone all such Purchase Orders (in accordance with the specifications set in writing by Caesarstone) up to the Estimated Quantities.

2. Prices – For quantities of the Products that shall be ordered by Caesarstone during year 2014, Mikroman will charge from Caesarstone the following prices per ton, US$* (* US  Dollar).

3. Payment terms – for Products that shall be ordered by Caesarstone during year 2014 payment terms shall be the same as applied between the parties hereto during year 2013.

4. The products will be supplied by Mikroman in a timely manner and in accordance with Caesarstone’s quality standards and specifications as will be updated by Caesarstone in writing from time to time, in accordance with each Caesarstone’s purchase order.

5. Mikroman will maintain in confidence the terms of this agreement as well as any other confidential information of Caesarstone without time limitation.

6. This agreement and its performance will be governed by the English law and subject to the jurisdiction of the competent courts in England. Without derogating from the generality and validity of the foregoing, Caesarstone shall be entitled, at its sole discretion, to initiate legal proceedings related to this Agreement in Turkey, and in such case only same proceeding will be subject to the jurisdiction of the competent courts in Turkey.

* Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. An asterisk denotes omission.

7. This Agreement constitutes the entire agreement between Mikroman and CaesarStone, and all prior understandings and/or commitments of any of the parties with respect to the matters covered herein are superseded and null.

Please indicate your agreement with the above terms by signing both counterparts of this Letter Agreement as provided below and return one fully executed copy to us.

Caesarstone Sdot Yam Ltd
By: Yosef Shiran
Chief Executive Officer

We hereby approve our consent to all of the above.

(+)
Mikroman	Date

By:

+ Unsigned in the original